EXHIBIT 10.3

CHANGE OF CONTROL

PROTECTION SUPPLEMENT TO

THE CODIFICATION OF CONTRACT OF EMPLOYMENT

                       Change of Control Protection Supplement to the Codification of Contract of Employment (this "Supplement") made as of January 1, 2006, by and between OSG Ship Management (GR) Ltd., a company incorporated under the laws of the Marshall Islands, having offices at 110 Vouliagmenis Ave and Ζamanou Str. Glyfada, Athens, Greece (the "Employer"), and George Dienis (the "Executive").

W I T N E S S E T H:

                       WHEREAS, the Employer is a wholly owned subsidiary of Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware (the "Parent", and collectively with any of the Parent's "parents", "subsidiaries" or "affiliated companies" (as such terms are defined in article 42E of Law 2190/1920) including the Employer, the "Company");

                       WHEREAS, the Employer believes that the establishment and maintenance of a sound and vital management of the Employer and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

                       WHEREAS, the Employer and the Executive have entered into the Codification of Contract of Employment dated January 20, 2005 (the "Contract of Employment");

                       WHEREAS, the Employer recognizes that the possibility of a Change of Control (as defined in Section 1(iii) hereof), with the attendant uncertainties and risks, might result in the departure or distraction of the Executive to the detriment of the Employer; and

                       WHEREAS, the Employer has determined that it is appropriate to take steps to induce the Executive to remain with the Employer, and to reinforce and encourage his continued attention and dedication, when faced with the possibility of a Change of Control by supplementing the Contract of Employment as set forth herein.

                       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

                       1.        Definitions. The foregoing terms shall have the following meaning:

                                  (i)       "Anticipatory Termination" means a termination without Cause or for Good Reason that occurs after a tender offer is announced for the Parent or after material discussions have occurred with a possible acquirer with regard to a Transaction (as defined in Section 1(iii)), provided, that such offer or discussions have not terminated.

                                  (ii)      For the purposes of this Supplement "Cause" shall mean: (A) the Executive's willful misconduct involving the Company or its assets, business or employees or in the performance of his duties which is materially injurious to the Company (in a manner which would affect the Company economically or as to its reputation); (B) the filing of a criminal complaint against the Executive and/or the Executive's indictment for, or conviction of, or pleading guilty or nolo contendere to, a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under the laws of Greece (collectively, "Greek Criminal law") and any action or inaction which takes place outside of Greece, if it would be a felony under Greek Criminal Law); (C) the Executive's continued and substantial failure to attempt in good faith to perform his duties with the Employer (other than failure resulting from his incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Employer; (D) the Executive's breach of any material provisions of any agreement with the Company, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Employer; or (E) the Executive's failure to attempt in good faith to promptly follow a written direction of the Board of Directors of the Employer (the "Employer Board"), the Board of Directors of the Parent (the "Parent Board") or a more senior officer, provided that the failure shall not be considered "Cause" if the Executive, in good faith, believes that such direction, or implementation thereof, is illegal and he promptly so notifies the Chairman of the Employer Board or the Chairman of the Parent Board, as applicable, in writing. No act or failure to act by the Executive shall be deemed to be "willful" if he believed in good faith that such action or non-action was in or not opposed to the best interests of the Company.

                                  (iii)     A "Change of Control" shall mean the occurrence of any of the following events: (i) any person (for the purposes of this Section 1(iii), as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, in effect in the United States (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Parent, any subsidiary (for the purposes of this Section 1(iii), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, in effect in the United States) of the Parent, any employee benefit plan sponsored or maintained by the Parent, or any subsidiary of the Parent (including any trustee of any such plan acting in his capacity as trustee), becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Parent having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Parent; provided, that no Change of Control will be deemed to have occurred as a result of an increase in ownership percentage in excess of thirty percent (30%) resulting solely from an acquisition of securities by the Parent unless and until such person acquires additional shares of the Parent; (ii) there is a merger or other business combination of the Parent, sale of all or substantially all of the Parent's assets or combination of the foregoing transactions or a liquidation of the Parent (a "Transaction"), other than a Transaction involving only the Parent and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Parent immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity in approximately the same proportion as they had in the Parent immediately prior to the Transaction; or (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were directors of the Parent immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Parent Board or the board of directors of any successor to the Parent, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Parent Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Parent Board. Only one (1) Change of Control may occur under this Supplement.

                                  (iv)      "Disability" shall mean the Executive's failure to have performed his material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.

                                  (v)       "Good Reason" shall mean a termination by the Executive effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Supplement, "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent which event is not cured within ten (10) days after written notice thereof from the Executive to the Employer: (A) any material diminution in the Executive's position, duties, responsibilities, title or authority, or the assignment to the Executive of duties and responsibilities materially inconsistent with his position, except in connection with the Executive's termination for Cause or as a result of death, or temporarily as a result of the Executive's incapacity or other absence for an extended period; (B) a reduction in the Executive's annual base salary; (C) a relocation of the Executive's principal business location to an area outside of Greece; or (D) any breach of Section 11 of this Supplement.

                                  (vi)      A termination "without Cause" shall mean a termination of the Executive's employment by the Employer other than for a termination for Cause or due to Disability.

                       2.        Term. This Supplement shall commence on the date hereof and shall expire on the earliest of (i) three (3) years from the date hereof, subject to the right of the Employer Board and the Executive to extend it, provided that, if a Change of Control takes place prior to three (3) years from the date hereof, the duration of this Supplement under this subpart (i) shall be until two (2) years after the Change of Control whether such two (2) year period ends before or after the end of such three (3) year period; (ii) the date of the death of the Executive or retirement or other termination of the Executive's employment (voluntarily or involuntarily) with the Employer prior to a Change of Control other than as a result of a termination by the Employer without Cause or by the Executive for Good Reason that is an Anticipatory Termination; or (iii) ninety (90) days after an Anticipatory Termination by the Employer, without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date. Notwithstanding anything in this Supplement to the contrary, if the Employer becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Supplement, then this Supplement shall remain in effect for such and related purposes until all of the Employer's obligations hereunder are fulfilled. Further, provided that a Change of Control has taken place prior to the termination of this Supplement, the provisions of Sections 9 and 11 hereof shall survive and remain in effect notwithstanding the termination of this Supplement, the termination of the Executive's employment or any breach or repudiation or alleged breach or repudiation by the Employer or the Executive of this Supplement or any one or more of its terms.

                       3.        Termination Following Change of Control. If, and only if, (i) a Change of Control occurs and the Executive's employment with the Employer is terminated by the Employer without Cause or by the Executive for Good Reason at any time within two (2) years after the Change of Control or (ii) there was an Anticipatory Termination and the Change of Control has taken place within ninety (90) days thereafter, the Executive shall be entitled to the amounts provided in Section 4 upon such termination. In the event of an Anticipatory Termination, if any equity grants which were granted prior to a Change of Control would vest on a Change of Control after an Anticipatory Termination, any such equity grants that otherwise would be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within ninety (90) days thereafter (the "Determination Period"), but during the Determination Period no unvested option shall vest or be exercisable, no other unvested equity grant shall vest and no dividends shall be payable unless and until the Change of Control takes place during the Determination Period. If a Change of Control occurs during the Determination Period, and the option exercise period would otherwise have expired, then the exercise period for any equity grants which otherwise would have expired during the Determination Period shall automatically be deemed to have been extended to the date which is thirty (30) days following the first date after such Change of Control in which shares of the Company could be traded by the Executive on the applicable market under the Company's trading window policies.

                       4.        Compensation on Change of Control Termination. If, pursuant to Section 3, the Executive is entitled to amounts and benefits under this Section 4, the Executive shall receive the following payments and benefits from the Employer:

                       (a) (i) subject to submission of appropriate documentation, any incurred but unreimbursed business expenses for the period prior to the Executive's termination payable in accordance with the Contract of Employment; (ii) any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Contract of Employment but not yet paid; and (iii) any other amounts or vested benefits, if any, due under the then applicable employee benefit (including without limitation any defined pension plan or arrangement), equity or incentive plans of the Company then in effect, applicable to the Executive as shall be determined and paid in accordance with such plans; and

                       (b) subject to Section 7 hereof, in a lump sum (without regard to any interest which may have accrued thereon) within ten (10) days after the satisfaction of the requirements of Section 7 hereof (or, if such termination occurred prior to a Change of Control, within ten (10) days after the latter of the aforesaid date or the Change of Control), (i) one and one-half (1.5) times the sum of (x) the Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to such reduction of his annual base salary), plus (y) the Executive's highest target annual incentive compensation in effect within one hundred eighty (180) days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then for the purpose of this Section 4(b)(i)(y), the Executive's target incentive compensation shall be deemed to be 50% of the Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to such reduction of his annual base salary); (ii) a lump sum amount equal to eighteen (18) months of additional employer contributions under any defined contribution pension plan or arrangement of the Company applicable to the Executive, measured from the date of termination of employment and not contributed to the extent that the Executive would otherwise be entitled to such contributions during such period if he had contributed at the maximum permitted salary reduction level during such period; (iii) a pro rata target bonus for the year in which Executive is terminated based on the portion of the year the Executive was employed, provided that, if no target annual incentive compensation is in effect during such period, then for the purpose of this Section 4(b)(iii), the Executive's target incentive compensation shall be deemed to be 50% of the Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive's annual base salary pursuant to the Contract of Employment in effect immediately prior to such reduction of his annual base salary); and (iv) to the extent not paid pursuant to Section 4(a) above, any earned but unpaid bonus for a previously completed fiscal year of the Employer; provided that such bonus shall be paid to the Executive in the year following the completed fiscal year of the Employer when other executives of the Parent receive their bonuses.

                       5.        Notice of Termination. After a Change of Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14. For purposes of this Supplement, a "Notice of Termination" shall mean a notice that the employment is terminated which in case the termination is for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. Further, a Notice of Termination for Cause after a Change of Control is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Employer Board at a meeting of the Employer Board which was called and held for the purpose of considering such termination and which the Executive had the right to attend and speak finding that, in the good faith opinion of the Employer Board, the Executive has engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

                       6.        Date of Termination. "Date of termination," with respect to any purported termination of the Executive's employment after a Change of Control, shall mean the date of the Notice of Termination; provided that in the case of a termination by the Executive for Good Reason, the Notice of Termination shall be contingent on the Employer's non-cure of any permitted cure and not deemed effective until the end of any cure period and then only if the event is not timely cured. In the event a Notice of Termination is given by the Employer, the Executive may treat such notice as having a date of termination at any date between the date of receipt of such notice and the date of termination indicated in the Notice of Termination by the Employer, provided, that the Executive must give the Employer written notice of the date of termination if he deems it to have occurred prior to the date of termination indicated in the Notice of Termination.

                       7.        Acceptance and Release. Any and all amounts payable or additional rights provided pursuant to Section 4(b) above shall only be payable if the Executive executes and delivers to the Employer an Acceptance Form and Release in the form attached hereto as Exhibit A discharging all claims of the Executive which may have occurred up to the date of termination (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within the appropriate time described in the Acceptance Form and Release presented by the Employer to the Executive. Notwithstanding anything herein to the contrary, if the Executive materially breaches any of the provisions of Section 9 of this Supplement, the Employer may cease all payments due to the Executive thereafter under Section 4(b) above (other than as required by law).

                       8.        No Duty to Mitigate/Set-off. The Employer agrees that if the Executive's employment with the Employer is terminated pursuant to this Supplement during the term of this Supplement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to this Supplement. Further, the amount of any payment or benefit provided for in this Supplement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between the Executive and the Employer concerning interpretation of this Supplement or any term or provision hereof, the Employer's obligations to make the payments provided for in this Supplement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer may have against the Executive. The amounts due under Section 4 are inclusive, and in lieu of, any amounts payable pursuant to the Contact of Employment, any provisions under the laws of Greece ("Greek Law"), under any other salary continuation or cash severance arrangement of the Employer and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

                       9.        Confidentiality, Non-Competition, Non-Solicitation and Cooperation.

                                   (a)     During the Executive's employment with the Employer and thereafter, the Executive agrees not to, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Parent Board or the Chief Executive Officer of the Parent (the "CEO"), any proprietary processes, trade secrets or other confidential data or information of the Company concerning the businesses or affairs, accounts, products, services or customers of the Company, it being understood, however, that the obligations of this Section 9(a) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, provided that the Executive gives the Parent prompt written notice of receipt of notice of any legal proceedings so as the Parent has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission.

                                   (b)     During the Executive's employment with the Employer and thereafter, the Executive agrees to fully cooperate with the Company or the Company's counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during the Executive's employment with the Employer or to which the Executive has knowledge based on the Executive's employment with the Employer.

                                   (c)     During the Executive's employment with the Employer and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive's employment with the Employer, the Executive agrees not to participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within Greece) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of the Executive's employment ("Competitor"), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iii) any activity engaged in with the prior written approval of the Parent Board or the CEO. A business shall be deemed to be a "Material Business" of the Company if it generated more than 5% of the Company's revenues in the fiscal year ending immediately prior to termination of the Executive's employment or is projected to generate more than 5% of the Company's revenues in the fiscal year of termination of the Executive's employment.

                                   (d)     During the Executive's employment with the Employer and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive's employment with the Employer, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company (or any person who had been such an employee in the prior six (6) months) to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, the Executive may serve as a reference after the Executive is no longer employed by the Employer, but not with regard to any entity with which the Executive is affiliated or from which the Executive is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.

                                   (e)     During the Executive's employment with the Employer and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive's employment with the Employer, the Executive will not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

                                   (f)     Because Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate, the Executive acknowledges and agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer shall be entitled to seek specific performance including provisional measures as provided by Greek Law.

                                   (g)     The obligations contained in this Section 9 shall survive the termination, separation, or expiration of the Executive's employment with the Employer and shall be fully enforceable thereafter.

                       10.       No Resignation.

                                    (a)     Notwithstanding Clause 12 of the Contract of Employment, in consideration of this Supplement, the Executive agrees that he will not resign from the Employer without Good Reason for at least one hundred eighty (180) days from the date hereof, except the foregoing shall not apply after a Change of Control.

                                    (b)     The Employer shall continue to cover the Executive, or cause the Executive to be covered, under any director and officer insurance maintained after the Change of Control for directors and officers of the Employer (whether by the Employer or another entity) at the highest level so maintained for any other past or active director or officer with regard to any action or omission of the Executive while an officer or director of the Employer. Such coverage shall continue for any period during which the Executive may have any liability for the aforesaid actions or omissions.

                                    (c)     Following a Change of Control, the Employer shall, with regard to matters related to Executive's period of employment with the Employer, indemnify the Executive to the fullest extent permitted or authorized by the Employer's constitutional documents and decisions of the Employer Board against any claims, suits, judgments, expenses (including reasonable attorney fees), with advancement of legal fees and disbursements to the fullest extent permitted by law, arising from, out of, or in connection with the Executive's services as an officer or director of the Employer, as an officer or director of any affiliate for which the Executive was required to serve as such by the Employer or as a fiduciary of any benefit plan of the Employer or any affiliate.

                       11.       Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree in writing to perform this Supplement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. This Supplement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Supplement to the executors, personal representatives or administrators of the Executive's estate. This Supplement is personal to the Executive and neither this Supplement or any rights hereunder may be assigned by the Executive.

                       12.       Miscellaneous. No provisions of this Supplement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Employer Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Supplement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Supplement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

                       13.       Counterparts. This Supplement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                       14.       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the Hellenic mails, or as follows:

                                   (i)         If to the Employer, to:
                                                OSG Ship Management (GR) Ltd
                                                110 Vouliagmenis Ave and Zamanou Street,
                                                166 74 Glyfada
                                                Athens, Greece
                                                Attention: President

                                                with a copy to the Parent at:

                                                Overseas Shipholding Group, Inc.
                                                666 Third Avenue
                                                New York, New York 10017
                                                Attention: President

                                   (ii)        If to the Parent, to the address shown above
                                                with a copy to the Employer at the address
                                                shown above.

                                   (iii)       If to the Executive, to his last shown address
                                                on the books of the Employer.

                       Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

                       15.       Separability. If any provisions of this Supplement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                       16.       Withholding. Any payments made or benefits provided to the Executive under this Supplement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

                       17.       Non-Exclusivity of Rights. Nothing in this Supplement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Employer and for which the Executive may qualify, nor shall anything herein (except Sections 7, 9 and 18) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, the Contract of Employment or the Severance Protection Supplement to the Codification of Contract of Employment between the Employer and the Executive effective as of January 1, 2006 or statutory entitlements, or Greek Law, or European Union Directives; provided, that (i) to the extent such amounts are paid under Section 4 hereof or otherwise, they shall not be due under any such program, plan, agreement, or statute, and (ii) to the extent such amounts are paid under any such program, plan, agreement, statute, or otherwise, they shall not be due under Section 4 hereof. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

                       18.       No Additional Rights. The Executive acknowledges that this Supplement is in addition to, and does not amend or alter, the Contract of Employment which shall remain in full force and effect and that any obligations undertaken by the Employer in the context of this Supplement, including, without limitation, the obligation under Section 5 hereof, shall not in any way whatsoever be deemed as constituting a waiver on the part of the Employer of any of its right under the Contract of Employment including, without limitation, its right to terminate the Contract of Employment without Cause pursuant to the provisions of Greek Law, subject to the payment provisions hereof, if any, that are applicable, or a limitation or confinement of such right; provided however that, in the event a Change of Control occurs, then (i) Clause 10 of the Contract of Employment (with the exception of Clause 10.2 which remains in force), as then in force, shall be replaced by Section 9 hereof, (ii) upon a termination of the Executive's employment by the Employer without Cause, Clause 11 of the Contract of Employment, as then in force, shall be replaced by Sections 3,4,5 and 6 hereof, and (iii) Clause 12 of the Contract of Employment, as then in force, shall be replaced by Section 10 hereof, provided, that the first sentence of Clause 12 of the Contract of Employment shall at all times remain in effect in connection with a resignation by the Executive without Good Reason. For the avoidance of doubt it is clarified that subject to the Contract of Employment and any other agreement between the Executive and the Employer, the Employer reserves the right to terminate the Executive's employment at any time with or without Cause and that, in case of termination of the Executive's employment with Cause, Clause 11 of the Contract of Employment shall apply. Upon expiration or by any other way whatsoever termination of this Supplement, to the extent replaced pursuant to this Section 18, Clauses 10, 11 and 12 of the Contract of Employment, as then in force, shall be restored ipso jure immediately and shall be binding upon the Executive and the Employer. The Executive acknowledges that he is aware that he shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company.

                       19.       Independent Representation. The Executive acknowledges that he has been advised by the Employer to have this Supplement reviewed by independent counsel and has been given the opportunity to do so.

                       20.       Governing Law. This Supplement shall be construed, interpreted, and governed in accordance with the laws of the Hellenic Republic.

IN WITNESS WHEREOF, the Employer has caused this Supplement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                                         OSG SHIP MANAGEMENT (GR) LTD.
                                                         By:       /s/Ian T. Blackley
                                                         Name:  Ian T. Blackley
                                                         Title:Senior Vice President and Director

                                                         EXECUTIVE
                                                         /s/George Dienis
                                                         George Dienis

EXHIBIT A

ACCEPTANCE FORM AND RELEASE

Release

             1.       I agree and acknowledge that the payments and other benefits provided pursuant to the Change of Control Protection Supplement to the Codification of Contract of Employment executed by and between myself and OSG Ship Management (GR) Ltd ("OSG GR"), effective as of January 1, 2006 (the "Supplement"): (i) are in full discharge of any and all liabilities and obligations of OSG GR to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, the Codification of Contract of Employment dated January 20, 2005, executed by and between myself and OSG GR (the "Contract of Employment"), policy, plan or procedure of Overseas Shipholding Group, Inc. (the "Company") or OSG GR and/or any alleged understanding or arrangement between me and the Company or OSG GR; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or OSG GR and/or any agreement between me and the Company or OSG GR (including, without limitation, the Contract of Employment).

             2.       In consideration for the payments and benefits to be provided to me pursuant to the Supplement, I forever release and discharge OSG GR from any and all claims. This includes claims that are not specified in this Acceptance Form and Release (this "Release"), any claims relating to or arising out of my employment, the terms and conditions of such employment, the Contract of Employment, any salary claims including without limitation claims for any and all benefits, allowances, bonuses, prims, etc, any claims relating or arising out of the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and any claim for attorneys' fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; and (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or OSG GR.

             3.       I acknowledge that the termination of the Contract of Employment is lawful, valid and binding upon me and I hereby waive all my rights to contest its validity in the future for any reason whatsoever.

             4.       This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This Release is for the benefit of (i) OSG GR, (ii) the Company, (iii) any affiliated or related corporation or entity, (iv) any director, officer, employee, or agent of the Company or OSG GR or of any such affiliated or related corporation or entity, or (v) any person, corporation or entity who or that succeeds to the rights of the Company or OSG GR or of any such person, or affiliated or related corporation or entity.

George Dienis

Date: